EXHIBIT-99(g) - Joinder to Precious Metals Depository Agreement

JOINDER TO DEPOSITORY AGREEMENT

This Joinder Agreement (this "Joinder") is made and entered into as of February 3, 2009 by and between Midas Perpetual Portfolio, Inc., an investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a corporation under the laws of the State of Maryland (the "New Depositor"), and HSBC Bank USA, N.A., a national banking association (the "Depository").

WHEREAS, Midas Fund, Inc., an investment company registered as such under the 1940 Act and organized as a corporation under the laws of the State of Maryland (the "Original Depositor"), and the Depository are parties to a Depository Agreement, dated as of January 24, 2008 (the "Agreement"); and

WHEREAS, the New Depositor desires to become a separate Depositor under the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Depositor and the Depository hereby agree as follows:

1.     Addition of the New Depositor as a Separate Depositor.  The New Depositor, by executing this Joinder, agrees to become a separate Depositor to, and to be legally bound by, the Agreement, and the Depository, by executing this Joinder, agrees to the New Depositor becoming a separate Depositor.  It is understood and agreed that the Agreement shall constitute a separate agreement with respect to the New Depositor that has executed this Joinder as if the New Depositor had executed a separate Agreement naming only itself as the Depositor and the New Depositor shall have no liability under the Agreement for the obligations of the Original Depositor.

2.    General Provisions.  This Joinder will at all times and in all respects be construed, interpreted, and governed by the laws of the State of New York.  This Joinder may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers to be effective as of the date first above written.

MIDAS PERPETUAL PORTFOLIO, INC.	HSBC BANK USA, N.A.
By: /s/ John F. Ramirez	By: /s/ Edward S. Lubicich
Print Name: John F. Ramirez	Print Name: Edward S. Lubicich
Title: Vice President	Title: Vice President
Date: February 3, 2009	Date: February 3, 2009